                                                                      EXHIBIT 10


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") dated July 14, 1997, is entered into between XXX ("Employee") and Allied Capital Advisers, Inc. (the "Company").

         Whereas the Employee is employed by the Company in the position of XXX; and

         Whereas the parties wish to memorialize the terms and conditions of Employee's continued employment with the Company;

         Now, Therefore, in consideration of the mutual covenants set forth below, the parties agree as follows:

         1. Duties. Employee, currently serving XXX of the Company, shall serve the Company on a full time basis with such powers and duties as may be assigned to him by his immediate supervisor.

         2.      Compensation.

         a. Salary. The Company shall pay Employee bi-weekly at the minimum rate of XXX dollars ($XXX) per year while employed pursuant to this
Agreement.   Employee's minimum salary may be adjusted, subject to annual review.

         b. Bonus. Employee shall be eligible for performance bonus compensation. Bonus compensation will be awarded annually by the Compensation Committee of the Board of Directors, subject to the approval by the Board of Directors. The amount of bonus compensation awarded will be based upon the Compensation Committee's assessment of Employee's overall contribution to the Company.

         3.      Benefits.

         a. Employee Stock Ownership Plan ("ESOP"). Employee shall be eligible for participation in the Company's ESOP, a retirement plan funded by employer contributions while employed pursuant to this Agreement.

         b.      Health and Dental Insurance.   Employee shall receive benefits
equivalent to those currently provided by the Company's existing health and dental insurance policies for employees.

         c. Other Insurance. Employee shall be covered by the Company's various other benefits policies for Company employees, including, but not necessarily limited to, life insurance coverage and accident and disability coverage. Employee shall be entitled to the same coverage and benefits as other Company employees.

         d. Vacation. Employee shall be entitled to 4 weeks of vacation per calendar year, accruing at the beginning of each calendar year. Such vacation may be taken at any time during the course of that calendar year, at Employee's discretion, as long as it does not interfere with the normal course of business. Employee's regular salary shall be paid during this vacation period.

         e. Paid Holidays. Employee shall be entitled to take the same paid holidays as other Company employees.

4. Severance Package. In the event that Employee's employment with the Company is terminated pursuant to either paragraph 5a or 5c of this Agreement, the Company shall provide Employee with the following benefits (the "Severance Package"):

         i. a lump sum payment equal to 9 months of Employee's then-current salary;

         ii. a lump sum payment for any unused accrued vacation days for that calendar year; and

         iii. continued coverage under the Company's existing health and benefit plans for a 6-month period from the date that written notice of termination is given. This period will be counted as part of the continuation period under COBRA.

The Company will pay Employee the amounts specified in paragraphs i and ii above within two weeks after Employee's last day of employment.

         5. Termination. Upon termination of the employment relationship under any circumstances Employee will not be eligible for any further compensation or benefits under paragraphs 2 and 3 of this Agreement, other than those that have already accrued.

         a. Company's Termination of Employment. The Company has the right to terminate Employee's employment with the Company at any time, with or without cause. If Employee's employment with the Company is terminated by the Company for any reason other than willful misconduct or gross negligence, Employee shall receive the Severance Package set forth on paragraph 4 above.

         b. Employee's Termination of Employment. Employee has the right to terminate employment with the Company at any time, with or without cause. Employee agrees to provide written notice of such termination to the Company.

         c. Change of Control, Change of Management. Immediately upon the occurrence of any of the following events Employee's employment with the Company will terminate and Employee shall receive the Severance Package set forth in paragraph 4 above.

         i. any person or group of persons acting together acquires direct or indirect beneficial ownership of twenty five percent or more of the combined voting power of the then outstanding securities of the Company.

         ii. during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless each new director was elected by, or on the recommendation of, a majority of the directors then still in office who were directors at the beginning of the period; or

         iii. the shareholders of the Company approve any one of the following transactions:

                 (i) any consolidation or merger of the Company in which the Company is not the surviving corporation, other than a merger of the Company in which the holders of the common stock of the Company immediately prior to the merger have in excess of 50% of the combined voting power of the then outstanding securities of the combined then surviving corporation immediately after the merger; or

                 (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

         iv. Any change in executive management whereby both of the following occur: William L. Walton ceases to hold the position of Chairman and Chief Executive Officer and George C. Williams ceases to be a director of the Company.

Under the circumstances set forth in Attachment A, this paragraph will not be applicable and Employee's employment will not be affected and Employee will not be eligible for the Severance Package in paragraph 4.

         d. Other In addition to the above, any of the following events shall be deemed to constitute termination of employment by Employee, effective upon the occurrence of the event:

                 i.       Employee's death; or

         ii. A declaration of insanity or other judicial determination that Employee is of unsound mind; or

         iii. Employee is medically incapable of performing his obligations under this Agreement for a period of five (5) consecutive months.

         6. Non-Competition. When Employee's employment with the Company terminates, Employee will be free to pursue any professional opportunities Employee may have, except as follows: Employee agrees that for twenty-four months after Employee's employment with the Company terminates under any circumstances Employee will not, directly or indirectly, provide, solicit or seek to provide, or assist another in providing or soliciting or seeking to provide financial or investment advice or portfolio management for:

       (a) any entity for which the Company provided such services including any of the following entities or their subsidiaries including Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Lending Corporation, Allied Capital Commercial Corporation, Allied Investment Corporation, Allied Capital Financial Corporation, Allied Development Corporation, Allied Investment Corporation II, Allied Financial Corporation II, Allied Capital Property Corporation, ACLC Limited Partnership, Allied Capital Credit Corporation, Allied Capital SBLC Corporation, ALCC Holdings, Inc., ALCC Acceptance Corporation, Allied Capital Funding, LLC, BMI Holdings, Inc., BMI Acceptance Corporation, Allied Venture Partnership, Allied Management Partners, Allied Directors Partners, Allied Capital Acquisition Corporation, Allied Capital Midwest,LLC, Allied Capital Mortgage Corporation, Allied Capital Mortgage, LLC, AIN Capital Corporation and Business Mortgage Investors, Inc. (the" Managed Entities").

       (b) any material (e.g. more than 10% of any managed entity's portofolio)assets that were under the Company's management at any time during the twelve months before Employee's employment with the Company terminated.

         7. Non-Solicitation. Employee further agrees that for twelve months after Employee's employment with the Company terminates under any circumstances that Employee will not, directly or indirectly, solicit to hire or hire, or assist in another in soliciting to hire or hiring any person who was employed by the Company within the last 12 months before Employee's employment with the Company terminated. Nothing in the foregoing shall prohibit employee from maintaining professional and personal contacts with other persons employed by the Company.

         8. Confidential Information. Employee agrees to keep in confidence all Confidential Information of the Company and to not use or disclose Confidential Information. Employee may use or disclose Confidential Information only

         a. as authorized and necessary in performing Employee's job duties during his employment with the Company;

         b.      with prior written approval of the Company;
or
         c. if and when such information enters the public domain in a manner unrelated to Employee.

Confidential Information includes any information relating to the Company and its subsidiaries, and all entities managed by the Company which if disclosed, could result in competitive disadvantage to the Company or the companies it manages. Confidential Information includes:

         All non-public information related to investments by the Managed Entities;

         All non-public information related to prospective investments by the Managed Entities;

         All non-public financial information about the Company and its subsidiaries and the Managed Entities;

         All financial projections and pro forma financial information about the Company and its subsidiaries and the Managed Entities; and

         All non-public information concerning employees, including but not limited to compensation, performance information, positions held and personal information; all non-public contracts between either the Company, its subsidiaries and/or any of the Managed Entities, the third parties.

       Employee acknowledges that any breach of this paragraph would cause the Company harm.

         9. Indemnification. The Company shall indemnify Employee in accordance with the Company's bylaws in effect at the time the claim arose or indemnification is sought, whichever provides the maximum indemnification.

         10. Governing Law and Severability. Regardless of the choice of law provisions of the State of Maryland or any other jurisdiction, this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. In the event that any one or more of the provisions contained in this Agreement should for any reason be held to be unenforceable, such unenforceability shall not affect any other provisions, but the unenforceable provisions may be redrawn so as to give effect to the parties' intent to the maximum extent possible under the law.

         11.     Resolution of Disputes.   Employee agrees to use the Company's
Conflict Resolution Procedure ("Procedure") contained in the Employee Handbook to resolve any and all disputes with the Company, including any dispute arising out of or relating to this Agreement, or Employee's employment or termination of employment. This would include claims such as discrimination, harassment, retaliation or for violation of any other statutory right or common law duty. To the extent there are any differences between the Procedure and this Agreement, the Agreement will control. Arbitration shall be the exclusive means of final and binding resolution of any dispute covered by this paragraph. This paragraph shall not apply to disputes arising under the workers' compensation or unemployment compensation statutes or involving an alleged breach of paragraphs 6, 7 and/or 8 of this Agreement. The arbitrator's fees shall be paid by the Company. If Employee is the prevailing party in any such arbitration, the Company shall pay the Employee's reasonable attorneys' fees actually incurred.

         12. Notice. Any notice to Employee shall be made by certified mail return receipt requested to:


                          XXX


Any notice to the Company shall be made by certified mail return receipt requested:


                          Mr. William L. Walton
                          Chairman & CEO
                          Allied Capital Advisers, Inc.
                          1666 K Street, NW
                          Suite 900
                          Washington, DC  20006


         13. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally and may be amended or supplemented only by an agreement in writing signed by the parties, and in case of the Company, approved by its Board of Directors.

         14. Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other.

         15. Effect of Agreement. This Agreement supersedes and cancels any and all previous agreements of whatever nature between the Company and Employee with respect to employment and compensation. This Agreement will remain in effect until amended or superseded by a subsequent written agreement signed by both parties.

         16. Term. This Agreement shall expire and become void the sooner of the occurrence of the Phoenix Transaction as referenced in Exhibit A or June 30, 1998.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                       Company


                                       By
                                         ----------------------------
                                          William L. Walton

                                       Its Chairman & CEO
                                           --------------




                                       Employee


                                       ------------------------------
                                       XXX

Attachment A - Description of Phoenix Transaction


In the event Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Lending Corporation, Allied Capital Commercial Corporation and Allied Capital Advisers, Inc. (the "Allied Capital Entities") merge into a single entity, thereby combining their assets, liabilities, equity and operations (the "Phoenix Transaction"), paragraph 5 of the Employment Agreement will not be applicable and Employee's employment will not be affected and Employee will not be eligible for the Severance Package in paragraph 4.

Upon occurrence of the Phoenix Transaction, the Employment Agreement shall terminate, and the obligations therein shall be void and no longer effective. Notwithstanding the preceding sentence, the following shall occur: The current incentive stock option plans for the Allied Capital Entities will terminate. Prior to their termination, Employee will have the ability to exercise all of his or her vested but unexercised stock options. With respect to stock options that are not vested as of the date of termination of the option plan, if the Employee is still employed by the Company as of a scheduled future vesting date, the Company will pay to Employee a cash bonus on the scheduled future vesting dates, equal to the amount of the market value of the underlying shares at the opening of the market on the date of the public announcement of the Phoenix Transaction less the option exercise price multiplied by the number of shares vesting on the scheduled future vesting dates.